EXHIBIT 99.1

Contact:                 Gary Smith
Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT REPORTS FISCAL 2009 RESULTS
•	Improved Liquidity and Debt Free Balance Sheet
•	Forecasts Earnings Growth for Fiscal 2010

BIRMINGHAM, Ala. (March 12, 2009) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, today announced results for the fourth quarter and fiscal year ended January 31, 2009.

Financial Highlights
Net sales for the 13-week period ended January 31, 2009, increased 3.6% to $147.9 million compared with $142.8 million for the 13-week period ended February 2, 2008.  Comparable store sales decreased 2.8% in the fourth quarter of Fiscal 2009. Net income for the fourth quarter of Fiscal 2009 was $7.6 million compared with $7.6 million for the prior-year period.  Earnings per diluted share were $0.26 compared with $0.25 in the prior-year period.

Net sales for the 52-week fiscal year ended January 31, 2009, increased 8.4% to $564.2 million compared with $520.7 million for the 52-week fiscal year ended February 2, 2008. Comparable store sales increased 0.5% in Fiscal 2009. Net income in Fiscal 2009, was $29.4 million compared with $30.3 million in Fiscal 2008. Earnings per diluted share for Fiscal 2009 were $1.02 compared with $0.96 in Fiscal 2008.

Mickey Newsome, Chairman and Chief Executive Officer, stated, "Considering the extremely challenging retail environment, we are pleased with our performance.  We finished the fiscal year with positive comparable store sales, improved inventory position and improved gross profit.  We also delivered a six percent growth in diluted earnings per share and a very strong balance sheet with no debt and more than $20 million in cash and cash equivalents.  In uncertain times such as these, Hibbett Sports benefits from our low cost operating culture, excellent relationship with our vendors, small market focus and continued investments in systems."

For the quarter, Hibbett opened 21 new stores and closed 2 stores.  For the year, Hibbett opened 69 new stores and closed 12 stores, bringing the store base to 745 in 24 states as of January 31, 2009.  For Fiscal 2010, the Company plans to open 65 to 70 new stores and close 20 to 25 stores.

Liquidity
Hibbett ended the fiscal year with $20.7 million of available cash and cash equivalents on the consolidated balance sheet, no debt and full availability under its $80 million unsecured credit facilities, which expire in August and December 2009. The Company expects to remain debt free in Fiscal 2010 with all of its capital expenditure needs covered by cash flows from operations.

Fiscal 2010 Outlook
For the fiscal year ending January 30, 2010, the Company expects to report a range of $1.03 to $1.17 per diluted share for earnings with comparable store sales in the low single digits.

-MORE-

Investor Conference Call and Simulcast
Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on Friday, March 13, 2009, to discuss fourth quarter results.  The number to call for the live interactive teleconference is (303) 205-0033.  A replay of the conference call will be available until March 20, 2009, by dialing (303) 590-3000 and entering the passcode, 11123996#.

The Company will also provide an online Web simulcast and rebroadcast of its Fiscal 2009 fourth quarter conference call.  The live broadcast of Hibbett's quarterly conference call will be available online at www.streetevents.com and www.earnings.com on March 13, 2009, beginning at 10:00 a.m. ET.  The online replay will follow shortly after the call and continue through March 20, 2009.

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the Southeast, Southwest, Mid-Atlantic and the lower Midwest regions of the United States.  The Company’s primary store format is Hibbett Sports, a 5,000-square-foot store located in dominant strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding store opening plans, liquidity and earnings and sales expectations for Fiscal 2010.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on April 2, 2008, and our Quarterly Reports on Form 10-Q filed on June 11, September 9, and December 8, 2008.  In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 31,	February 2,	January 31,	February 2,
	2009	2008	2009	2008
Net sales	$147,926	$142,847	$564,188	$520,720
Cost of goods sold, distribution center
and store occupancy costs	99,325	99,006	378,817	351,876
Gross profit	48,601	43,841	185,371	168,844
Store operating, selling and administrative
expenses	32,034	28,950	123,075	108,463
Depreciation and amortization	3,872	3,116	14,324	12,154
Operating income	12,695	11,775	47,972	48,227
Interest (expense) income, net	(95)	(66)	(619)	431
Income before provision for income taxes	12,600	11,709	47,353	48,658
Provision for income taxes	4,967	4,103	17,905	18,329
Net income	$7,633	$7,606	$29,448	$30,329

Net income per common share:
Basic earnings per share	$0.27	$0.26	$1.03	$0.98
Diluted earnings per share	$0.26	$0.25	$1.02	$0.96

Weighted average shares outstanding:
Basic	28,535	30,260	28,547	31,049
Diluted	28,865	30,633	28,954	31,525

Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	January 31,	February 2,
	2009	2008
Assets
Cash and cash equivalents	$20,650	$10,742
Short-term investments	191	191
Accounts receivable, net	5,388	5,575
Inventories, net	151,776	141,406
Prepaid expenses and other	7,760	8,073
Total current assets	185,765	165,987
Property and equipment, net	45,309	46,505
Other assets	4,013	4,242
Total assets	$235,087	$216,734

Liabilities and Stockholders' Investment
Accounts payable	$64,460	$64,125
Accrued expenses	14,250	12,479
Total current liabilities	78,710	76,604
Non-current liabilities	19,802	21,075
Stockholders' investment	136,575	119,055
Total liabilities and stockholders' investment	$235,087	$216,734

END OF EXHIBIT 99.1